                                                Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-83379

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2000

P R O S P E C T U S S U P P L E M E N T

(TO PROSPECTUS DATED AUGUST 16, 1999)

                                  $   ,000,000

                                PSI ENERGY, INC.

                               % DEBENTURES DUE 2010

                                   ---------

                   INTEREST PAYABLE ON MAY 15 AND NOVEMBER 15

                                 --------------

    The Debentures will mature on November 15, 2010. We will pay interest on the Debentures on May 15 and November 15 of each year. The first such payment will be made on May 15, 2001. We may redeem the Debentures at any time before maturity at prices described in this Prospectus Supplement. The Debentures will not be subject to any sinking fund.

                                 --------------

                                                                              UNDERWRITING
                                                                             DISCOUNTS AND      PROCEEDS TO
                                                       PRICE TO PUBLIC(1)     COMMISSIONS         COMPANY
                                                       ------------------    -------------      -----------
 Per Debenture.......................................         %                    %                 %
 Total...............................................         $                    $                 $

  (1) Plus accrued interest, if any, from November 15, 2000.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The Underwriters expect to deliver the Debentures to purchasers on November , 2000.

                                 --------------

SALOMON SMITH BARNEY

                  ABN AMRO INCORPORATED

                                     CHASE SECURITIES INC.

November   , 2000

                               TABLE OF CONTENTS

                        PROSPECTUS SUPPLEMENT

About this Prospectus Supplement............................    S-2
Incorporation of Certain Documents by Reference.............    S-3
Selected Income Information.................................    S-4
Capitalization..............................................    S-4
Ratio of Earnings to Fixed Charges..........................    S-5
Use of Proceeds.............................................    S-5
Certain Terms of the Debentures.............................    S-5
Underwriting................................................    S-9
Legal Matters...............................................    S-9

                              PROSPECTUS

About this Prospectus.......................................      2
Where You Can Find More Information.........................      2
Incorporation of Certain Documents by Reference.............      2
The Company.................................................      3
Use of Proceeds.............................................      3
Description of Debt Securities..............................      3
Plan of Distribution........................................     10
Legal Matters...............................................     12
Experts.....................................................     12

                        ABOUT THIS PROSPECTUS SUPPLEMENT

    You should read carefully this Prospectus Supplement along with the accompanying Prospectus before you invest. Both documents contain important information you should consider when making your investment decision. This Prospectus Supplement contains information about the Debentures and the accompanying Prospectus contains information about PSI and our debt securities generally. This Prospectus Supplement may add, update or change information in the accompanying Prospectus. You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. You should assume that the information appearing in this Prospectus Supplement or the accompanying Prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is current only as of its respective date. We are not, and the Underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. We have not authorized anyone else to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. In this Prospectus Supplement and the accompanying Prospectus, "PSI," "we," "us" and "our" refer to PSI Energy, Inc.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 1999 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated into this Prospectus Supplement by reference.

    We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and until we sell all of the Debentures. You may request a copy of these filings at no cost, by writing or telephoning the office of Ms. Lisa Gamblin, Vice President and Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

                          SELECTED INCOME INFORMATION

    The following table sets forth certain financial information about PSI. This information is derived from our historical results. See "Incorporation of Certain Documents by Reference." All amounts are in thousands.

                                           NINE MONTHS ENDED         YEAR ENDED DECEMBER 31,
                                             SEPTEMBER 30,     ------------------------------------
                                                 2000           1999(1)      1998(2)        1997
                                           -----------------   ----------   ----------   ----------
Operating Revenues.......................      $1,957,746      $2,135,706   $2,403,038   $1,960,395
Operating Income.........................         213,715         272,024      161,244      289,415
Net Income...............................          99,742         117,199       52,038      132,205
Preferred Dividend Requirement...........           3,071           4,601        5,659       11,701
                                               ----------      ----------   ----------   ----------
Net Income Applicable to Common Stock....      $   96,671      $  112,598   $   46,379   $  120,504
                                               ==========      ==========   ==========   ==========

---------

Notes:

  (1) In the third quarter of 1999, we experienced extreme weather conditions which resulted in a reduction in net income of $41 million, after tax.

  (2) In 1998, we incurred charges against income relating to:

       - a one-time charge of $80 million (before taxes) reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984; and

       - the recording of $62 million (before taxes) of unrealized losses related to energy marketing and trading operations.

                                 CAPITALIZATION

                                                      OUTSTANDING                    OUTSTANDING
                                                   SEPTEMBER 30, 2000             DECEMBER 31, 1999
                                              ----------------------------   ----------------------------
                                                                 % OF                           % OF
                                                AMOUNT      CAPITALIZATION     AMOUNT      CAPITALIZATION
                                              -----------   --------------   -----------   --------------
                                              (THOUSANDS)                    (THOUSANDS)
Long-term Debt..............................  $1,192,003          51.1%      $1,211,552          51.8%
Cumulative Preferred Stock Not Subject to
  Mandatory Redemption......................      42,348           1.8           71,911           3.1
Common Stock Equity.........................   1,097,769          47.1        1,055,697          45.1
                                              ----------         -----       ----------         -----
  Total Capitalization......................  $2,332,120         100.0%      $2,339,160         100.0%
                                              ==========         =====       ==========         =====

                       RATIO OF EARNINGS TO FIXED CHARGES

    Listed below is the ratio of earnings to fixed charges for the nine months ended September 30, 2000 and for each year of the five year period ended December 31, 1999.

                                                      NINE MONTHS
                                                         ENDED                     YEAR ENDED DECEMBER 31,
                                                     SEPTEMBER 30,   ----------------------------------------------------
                                                         2000          1999       1998       1997       1996       1995
                                                     -------------   --------   --------   --------   --------   --------
Ratio of Earnings to Fixed Charges................        3.48         2.99       1.78       3.31       3.35       3.55

    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of:

    - interest expense;

    - amortized premiums, discounts and capitalized expenses related to indebtedness; and

    - an estimate of the interest within rental expense.

                                USE OF PROCEEDS

    We anticipate our net proceeds from the sale of the Debentures will be
approximately $   million after deducting underwriting discounts and commissions
and estimated expenses of approximately $   million. We plan to use the proceeds
from the sale of the Debentures to fund the retirement of a $20 million non-interest bearing note that matures in January 2001 and to repay short-term
indebtedness (estimated to be approximately $    million at the time the
proceeds are received) incurred in connection with our construction program, the retirement in September 2000 of $11 million principal amount of our Secured Medium-term Notes, Series B, 5.610% and $20 million principal amount of our Secured Medium-term Notes, Series B, 5.780%, and the early redemption on November 15, 2000 of $100 million principal amount of our 6.35% Debentures due 2006.

                        CERTAIN TERMS OF THE DEBENTURES

    The following description of the particular terms of the Debentures supplements the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities."

PRINCIPAL AMOUNT, INTEREST AND MATURITY

    We are issuing $ ,000,000 of Debentures which will mature on November 15, 2010. The Debentures will be issued under the Indenture dated as of
November 15, 1996 between PSI and Fifth Third Bank, as Trustee, as supplemented
by an Eighth Supplemental Indenture dated as of November    , 2000. The
Debentures will be designated as specified on the cover of this Prospectus Supplement. The Debentures will be limited to a total of $ ,000,000 aggregate principal amount.

    We will pay interest at an annual rate of    % on the Debentures on May 15
and November 15 of each year beginning May 15, 2001. Interest will accrue from
November   , 2000. The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months.

    Interest will be paid to holders of record on the business day immediately preceding the interest payment date. A business day is any day other than a Saturday or Sunday or a day that banking institutions in the City of New York are authorized or obligated to close.

    Principal of, premium (if any) and interest on the Debentures will initially be payable, and the Debentures will be transferable at, the corporate trust office of the Trustee in the City of Cincinnati, located at 38 Fountain Square Plaza, Cincinnati, Ohio 45263. Alternatively, we may pay interest by check mailed to the registered holders of the Debentures.

    The Debentures will not be secured and will rank equally with any other indebtedness which is issued under the Indenture and not specifically subordinated to the Debentures. As of September 30, 2000, outstanding senior debt of PSI aggregated approximately $1.5 billion.

    The Debentures will be issued only in fully registered form in denominations of $1,000 and integral multiples of $1,000.

REDEMPTION

    Subject to the terms of the Indenture, we will have the right to redeem the Debentures, in whole or from time to time in part, until maturity (such redemption, a "Make-Whole Redemption," and the date thereof, the "Redemption Date"), upon not less than 30 nor more than 60 days notice to the holders, at a redemption price equal to the sum of (i) the principal amount of the Debentures being redeemed plus accrued and unpaid interest thereon to the Redemption Date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to the Debentures being redeemed.

    "Make-Whole Amount" means, in connection with any Make-Whole Redemption of any Debentures, the excess, if any, of (i) the sum, as determined by a Quotation Agent (as defined herein) of the present value of the principal amount of the Debentures to be redeemed, together with scheduled payments of interest thereon from the Redemption Date to November 15, 2010, in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein) over
(ii) 100% of the principal amount of the Debentures to be redeemed.

    "Adjusted Treasury Rate" means, with respect to any Redemption Date for a Make-Whole Redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date, calculated on the third business day preceding the Redemption Date, plus in each
case   % (  basis points).

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the Redemption Date to the Stated Maturity of the Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures.

    "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company. "Reference Treasury Dealer" means a primary U.S. Government securities dealer.

    "Comparable Treasury Price" means, with respect to any Redemption Date for a Make-Whole Redemption, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release designated "H.15" (or any successor release) published by the Board of Governors of the Federal Reserve System or
(ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such

Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of such Quotations.

    "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date for a Make-Whole Redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

    Notice of any redemption will be mailed by us at least 30 days but not more than 60 days before any Redemption Date to each holder of Debentures to be redeemed. If less than all the Debentures are to be redeemed at our option, the Trustee shall select, in such manner as it shall deem fair and appropriate, the Debentures of such series to be redeemed in whole or in part.

    Unless we default in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

    The Debentures will not be redeemable at the option of any holder prior to maturity and will not be subject to any sinking fund.

GLOBAL SECURITIES

    We will issue the Debentures in book-entry only form, which means that they will be represented by one permanent global certificate registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee.

    DTC will keep a computerized record of its participants (for example, your broker) whose clients purchased the Debentures. The participant will then keep a record of its clients who purchased the Debentures. The global certificate representing the Debentures may not be transferred, except that DTC, its nominees and their successors may transfer the entire global certificate to one another.

    By using book-entry only form, we will not issue certificates to individual holders of the Debentures or register the ownership interests in the Debentures of individual holders. Beneficial interests in the global certificate will be shown on, and transfers of interests in the global certificate will be made only through, records maintained by DTC and its participants.

    DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under
Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

    DTC's book-entry system is also used by other organizations, such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

    We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global certificate for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the Debentures to owners of beneficial interests in the global certificate.

    It is DTC's current practice, upon receipt of any payment of principal and interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificate as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with Debentures on a record date by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global certificate, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the Trustee or PSI.

    Debentures represented by the global certificate will be exchangeable for Debenture certificates with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as depositary;

    - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

    - We instruct the Trustee that the global certificate is now exchangeable;
      or

    - An event of default under the Indenture has occurred and is continuing.

    A further description of the Depositary's procedures with respect to the Debentures is set forth under "Description of Debt Securities--Global Securities" in the accompanying Prospectus.

DEFEASANCE

    The Debentures will be subject to defeasance and covenant defeasance as provided under the caption "Description of Debt Securities--Defeasance and Covenant Defeasance" in the accompanying Prospectus.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement, dated November   , 2000 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters") have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the Debentures set forth opposite their respective names below:

                                                               PRINCIPAL
                                                               AMOUNT OF
                            NAME                               DEBENTURES
                            ----                               ----------
Salomon Smith Barney Inc. ..................................  $
ABN AMRO Incorporated.......................................
Chase Securities Inc........................................
                                                              ------------
      Total.................................................  $
                                                              ============

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the Debentures if any are taken.

    The Underwriters initially propose to offer part of the Debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in
excess of    % of the principal amount of the Debentures. Any Underwriter may allow, and any such dealers may reallow, a concession to certain other dealers
not to exceed    % of the principal amount of the Debentures. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

    We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    We do not intend to apply for listing of the Debentures on a national securities exchange, but have been advised by the Underwriters that they intend to make a market in the Debentures. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

    In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Debentures in the offering, if they repurchase previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    Certain of the Underwriters and their respective affiliates have, from time to time, performed various investment or commercial banking and financial advisory services for PSI and/or our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Debentures will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio. Davis Polk & Wardwell, New York, New York will pass upon certain matters for the Underwriters.

PROSPECTUS

                                PSI ENERGY, INC.

                                    --------

                                  $665,000,000
                                DEBT SECURITIES

                                 --------------

WE WILL PROVIDE THE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
       PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND THE
                    SUPPLE   MENTS CAREFULLY BEFORE YOU
                                    INVEST.

                               -----------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT
        APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS AUGUST 16, 1999

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $665,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".

    In this prospectus, unless the context indicates otherwise, the words "PSI," "we," "our," "ours" and "us" refer to PSI Energy, Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings at the regional offices of the Commission located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the Commission's home page at http://www.sec.gov.

    This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act of 1933 (the "Securities Act"). It does not contain all of the information that is important to you. You should read the registration statement for further information with respect to PSI and the debt securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission highlights selected information, and in each instance reference is made to the copy of the document filed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 1998, our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999 and our Current Report on Form 8-K dated August 10, 1999, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated into this prospectus by reference.

    We also incorporate by reference any filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and until we sell all of the debt securities. You may request a copy of these filings at no cost, by writing or telephoning the office of Ms. Lisa Gamblin, Vice President and Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 421-9500.

                                  THE COMPANY

    We are an electric public utility company incorporated in Indiana. We are primarily engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. The area we serve has an estimated population of 2.1 million people located in 69 of the state's 92 counties, and includes the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany and Terre Haute.

    We are a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935.

    Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168; our telephone number is (317) 839-9611.

                                USE OF PROCEEDS

    Unless otherwise set forth in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes including repayment of debt and construction costs.

                         DESCRIPTION OF DEBT SECURITIES

    This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. The debt securities will be issued under the Indenture dated as of November 15, 1996 between us and Fifth Third Bank, as Trustee.

    We have summarized certain terms and provisions of the Indenture. The summary is not complete. The Indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. You should read the Indenture for the provisions which may be important to you. Capitalized terms used in this summary have the meanings specified in the Indenture. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

GENERAL

    The Indenture allows us to issue debt securities in an unlimited amount from time to time.

    The debt securities will be unsecured obligations of PSI.

    The relevant prospectus supplement will describe the terms of any debt securities being offered, including:

    - the title of the debt securities;

    - any limit on the aggregate principal amount of the debt securities;

    - the date or dates on which the principal of any of the debt securities will be payable;

    - the rate or rates at which any of the debt securities will bear interest, if any;

    - the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

    - the right, if any, to extend interest payment periods and the duration of any extension;

    - any redemption, repayment or sinking fund provisions;

    - the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

    - the denominations in which any of the debt securities will be issuable;

    - the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

    - any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the Trustee or the holders to declare the principal amount of any of the debt securities due and payable;

    - any addition to or change in the covenants in the Indenture;

    - the applicability of or any change in the subordination provisions of the Indenture for a series of debt securities; and

    - any other terms of the debt securities inconsistent with the provisions of the Indenture.

SUBORDINATION OF CERTAIN DEBT SECURITIES

    The Indenture provides that one or more series of debt securities (the "Junior Subordinated Securities") may be subordinate and subject in right of payment to the prior payment in full of all Senior Debt of the Company. (Section 1401).

    No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Securities may be made if any Senior Debt is not paid when due, any default has not been cured or waived, or if the maturity of any Senior Debt has been accelerated because of a default. (Section 1402). Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Debt must be paid in full before the holders of the Junior Subordinated Securities are entitled to receive or retain any payment. (Section 1403). The rights of the holders of the Junior Subordinated Securities will be subrogated to the rights of the holders of Senior Debt to receive payments or distributions applicable to Senior Debt. (Section 1404).

    The term "Senior Debt" means the principal of, premium, if any, interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Indenture or thereafter incurred, created or assumed:

        (a) all indebtedness of the Company evidenced by notes, debentures, bonds, or other securities sold by the Company for money, excluding Junior Subordinated Securities, but including all first mortgage bonds of the Company outstanding from time to time;

        (b) all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by the Company; and

        (c) all renewals, extensions, or refundings of indebtedness of the kinds described in any of the preceding clauses (a) and (b);

unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is PARI PASSU with the Junior Subordinated Securities. (Section 101).

    The Indenture does not limit the aggregate amount of Senior Debt that the Company may issue. As of June 30, 1999, outstanding Senior Debt of the Company aggregated approximately $1.3 billion.

EXCHANGE, REGISTER AND TRANSFER

    The debt securities of each series will be issuable only in fully registered form without coupons.

    The debt securities may be presented for exchange, registered and transferred in the manner, at the places and subject to the restrictions set forth in the debt securities and the relevant prospectus supplement. Subject to the limitations noted in the Indenture, you will not have to pay for such services, except for any taxes or other governmental charges associated with such services.

GLOBAL SECURITIES

    We may issue registered debt securities of a series in the form of one or more fully registered global debt securities (each "registered global security") that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities, will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

    - the depositary may transfer the whole registered global security to a nominee;

    - the depositary's nominee may transfer the whole registered global security to the depositary;

    - the depositary's nominee may transfer the whole registered global security to another of the depositary's nominees; and

    - the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee's) successor.

    The Depository Trust Company, which may be a depositary, currently accepts only debt securities that are denominated in U.S. dollars.

DEPOSITARY ARRANGEMENTS

    We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

    Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

    Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary's records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

    So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

INTEREST AND PREMIUM

    Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

    We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary's records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

WITHDRAWAL OF DEPOSITARY

    If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible under applicable law, and a successor depositary is not appointed within 90 days, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

PAYMENT AND PAYING AGENTS

    Unless the applicable prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment.

    Unless the applicable prospectus supplement indicates otherwise, principal of and any premium and interest on the debt securities will be payable at the office of the paying agent designated by us. However, we may elect to pay interest by check mailed to the address of the person entitled to such payment at the address appearing in the security register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee in the City of Cincinnati will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

    All moneys paid by us to a paying agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of 18 months after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

    The Indenture does not contain any provision that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of our assets to any person, firm or corporation or otherwise engage in restructuring transactions, provided that the successor corporation assumes due and punctual payment of principal or premium, if any, and interest on the debt securities.

EVENTS OF DEFAULT

    Each of the following is defined as an event of default under the Indenture with respect to debt securities of any series:

    - failure to pay principal of or any premium on any debt security of that series when due;

    - failure to pay any interest on any debt security of that series when due, continued for 30 days;

    - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

    - failure to perform any other of our covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or the holders of at least 35% in principal amount of the outstanding debt securities of that series, as provided in the Indenture; and

    - certain events of bankruptcy, insolvency or reorganization.

    If an event of default (other than a bankruptcy, insolvency or reorganization event of default) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If a bankruptcy, insolvency or reorganization event of default with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "Modification and Waiver."

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonably satisfactory indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

    No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

        (i) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

        (ii) the holders of at least 35% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonably satisfactory indemnity, to the Trustee to institute such proceeding as trustee; and

       (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

    We will be required to furnish to the Trustee annually a statement by certain of our officers as to whether or not we, to our knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

    - change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

    - reduce the principal amount of, or any premium or interest on, any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

    - change the place or currency of payment of principal of, or any premium or interest on, any debt security;

    - affect the applicability of the subordination provisions to any debt security;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

    - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture, reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or modify such provisions with respect to modification and waiver.

    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected.

    Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, such action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as we may specify (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

DEFEASANCE AND COVENANT DEFEASANCE

    Under the Indenture, we may elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness or the provisions relating to defeasance of certain restrictive covenants applied with respect to the debt securities of any series.

    DEFEASANCE AND DISCHARGE. If we elect to have the provisions of the Indenture relating to defeasance and discharge of indebtedness applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

    DEFEASANCE OF CERTAIN COVENANTS. If we elect to have the provisions of the Indenture relating to defeasance of certain covenants applied to any debt securities, we may omit to comply with certain restrictive covenants that may be described in the applicable prospectus supplement, and the occurrence of certain events of default, which are described above (with respect to such restrictive covenants) under "events of default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. In order to exercise such option, we will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. We will also be required, among other things, to deliver to the Trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event that we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

TITLE

    PSI and the Trustee, and any agent of PSI or the Trustee may treat the person in whose name a debt security is registered as the absolute owner thereof (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

    The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

    Fifth Third Bank is the Trustee under the Indenture. Fifth Third Bank also acts as Trustee for certain unsecured debt securities of our parent, Cinergy Corp. and certain of our other affiliates, including The Cincinnati Gas & Electric Company, The Union Light, Heat and Power Company, and Cinergy Global Resources, Inc. Fifth Third Bank also acts as the Trustee for certain pollution control revenue bonds of PSI and Cincinnati Gas & Electric, and acts as registrar for the common stock of Cinergy and for the preferred stock of PSI and Cincinnati Gas & Electric. Fifth Third Bank makes loans to, acts as depositary for, and, in the normal course of business, also performs other services for PSI, Cincinnati Gas & Electric and Union Light, Heat and Power.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities directly to purchasers or indirectly through underwriters, dealers or agents. The name of any such underwriters, dealers or agents will be set forth in the relevant prospectus supplement. We will also set forth in the relevant prospectus supplement:

    - the terms of the offering of the debt securities;

    - the proceeds we receive from such a sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price;

    - any discounts or concessions allowed or reallowed or paid to dealers; and

    - any securities exchanges on which we may list the debt securities.

    We may distribute the debt securities from time to time in one or more transactions at:

    - a fixed price;

    - prices that may be changed;

    - market prices at the time of sale;

    - prices related to prevailing market prices; and

    - negotiated prices.

    We will describe the method of distribution in the relevant prospectus supplement.

    If we use underwriters with respect to a series of debt securities, we will set forth in the relevant prospectus supplement:

    - the name of the managing underwriter, if any;

    - the name of any other underwriters; and

    - the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any.

    The underwriters will acquire any debt securities for their own accounts and they may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price and at varying prices determined at the time of sale.

    Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We anticipate that any underwriting agreement pertaining to any debt securities will:

    - entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the underwriters may be required to make related to any such civil liability;

    - subject the obligations of the underwriters to certain conditions precedent; and

    - obligate the underwriters to purchase all debt securities offered in a particular offering if any such debt securities are purchased.

    In connection with an offering of debt securities, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities. Specifically, underwriters may:

    - overallot in connection with the offering, creating a syndicate short position;

    - bid for, and purchase, debt securities in the open market to cover syndicate short positions;

    - bid for, and purchase, debt securities in the open market to stabilize the price of the debt securities; and

    - reclaim selling concessions allowed for distributing the debt securities in the offering if the syndicate repurchases previously distributed debt securities in syndicate covering transactions, in stabilization transactions or otherwise.

    Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    If we use a dealer in an offering of debt securities, we will sell such debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by such dealer at the time of resale. We will set forth the name of the dealer and the terms of the transaction in the prospectus supplement.

    If we use an agent in an offering of debt securities, we will name the agent and describe the terms of the agency in the relevant prospectus supplement. Unless we indicate otherwise in the prospectus supplement, we will require an agent to act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a prospectus supplement may be considered underwriters of the debt securities described in the prospectus supplement under the Securities Act. We may indemnify them against certain civil liabilities under the Securities Act. In the ordinary course of business, we may engage in transactions with underwriters, dealers and agents and they may perform services for us.

    We may solicit offers to purchase debt securities and make sales directly to institutional investors or others who may be considered underwriters under the Securities Act with respect to such sales. We will describe the terms of any such offer in the relevant prospectus supplement.

    If we authorize underwriters or other agents to solicit offers to purchase debt securities from institutional investors pursuant to contracts providing for payment and delivery at a future date, we will indicate that we are doing so in the relevant prospectus supplement. We must approve all purchasers under such contracts; the institutional investors may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We will not subject the obligations of such purchasers to any conditions except that:

    - we will not allow such purchases if they violate the laws of any jurisdiction to which a proposed purchaser is subject; and

    - if we are also selling the debt securities to underwriters, we will not sell to the underwriters subject to delayed delivery.

    Underwriters and other agents will not be responsible for the validity or performance of such contracts providing for payment and delivery at a future date.

    We will set forth in the relevant prospectus supplement the anticipated delivery date of debt securities and the prospectus delivery obligations of dealers.

                                 LEGAL MATTERS

    The validity of the debt securities will be passed upon for us by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                                    EXPERTS

    The financial statements and schedule incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing. Reference is made to said report, which includes an explanatory paragraph with respect to the change in method of accounting for energy trading and risk management activities effective December 31, 1998, as discussed in Note 1 to the financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $   ,000,000

                                PSI ENERGY, INC.

                               % DEBENTURES DUE 2010

                                     ------

                    P R O S P E C T U S S U P P L E M E N T
                                             , 2000
                                   ---------

                              SALOMON SMITH BARNEY
                             ABN AMRO INCORPORATED
                             CHASE SECURITIES INC.

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